UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2017 (October 2, 2017)

HEXCEL CORPORATION

(Exact name of registrant as specified in charter)

Delaware	1-8472	94-1109521
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut		06901-3238
(Address of principal executive offices)		(Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2017, we entered into severance agreements (each, a “Severance Agreement” and collectively, the “Severance Agreements”) with Patrick Winterlich, our Executive Vice President and Chief Financial Officer; Gail E. Lehman, our Executive Vice President, General Counsel and Secretary; Michael Canario, our President – Aerospace Americas; and Timothy Swords, our President – Industrial (each, an “Executive”). Each Severance Agreement provides that we will make certain payments to the Executive, upon termination of his or her employment under specified circumstances, as described below.

Under each Severance Agreement, if we terminate the Executive’s employment for any reason other than for disability or “Cause” (as defined in the Severance Agreement) or if the Executive terminates his or her employment for “Good Reason,” we will provide to the Executive the following:

•	a lump sum payment equal to his or her then current annual base salary;

•	for Mr. Winterlich and Ms. Lehman, a lump sum payment equal to the average of the Executive’s annual bonuses under our Management Incentive Compensation Plan (“MICP”) during the last three completed plan years prior to the date of termination; if the executive has not participated in the MICP for three completed plan years, the payment will be based on the average of (i) the annual bonus awarded for the completed plan year or years, together with (ii) a bonus, calculated on an annualized basis, for any annual award period in which the executive did not participate for the full plan period , not including the plan year in which the date of termination occurred (the foregoing payment is referred to below as the “Average Annual Bonus Amount”); and

•	continued participation for one year after termination in all medical, health, hospitalization, life insurance and other welfare plans and programs in which the Executive was participating on the date of termination, or our provision of equivalent benefits during such period if the Executive’s continued participation is barred, subject to reduction to the extent that benefits of the same type are made available to the Executive by a subsequent employer during the one year period (referred to below as “Continued Benefits Coverage”).

If we terminate the executive for any reason other than for disability or Cause, or if such executive terminates his or her employment for Good Reason, in either case (i) within two years after a “Change in Control” (as defined in the Severance Agreement) or (ii) during the period of a “Potential Change in Control,” (as defined in the Severance Agreement; generally, the period commencing at the time we enter into any agreement that would result in a Change in Control if consummated and ending at the time such agreement either (A) results in a Change in Control or (B) becomes of no further force or effect) or (iii) at the request of a person who takes any action designed to cause a Change in Control, we will provide to the Executive the following:

•	a lump sum payment equal to two times (1.5 times with respect to Messrs. Canario and Swords) his or her then current annual base salary;

•	A lump sum payment equal to two times (1.5 times with respect to Messrs. Canario and Swords) his or her Average Annual Bonus Amount; and

•	Continued Benefits Coverage for two years after termination (subject to reduction in the same manner as described above).

Payments to an Executive under the Severance Agreement are contingent upon the Executive’s execution of a release, in form and substance satisfactory to us, releasing us from any and all claims arising out of or in connection with the termination of employment, and in lieu of any claim to further compensation for periods subsequent to the date of termination. In addition, each Executive agreed to non-competition, non-solicitation, assignment of inventions and confidentiality covenants, and we and each executive agreed to a mutual non-disparagement covenant.

The Severance Agreement provides that we will provide to the Executive such other benefits to which he or she is entitled under the terms of our benefit plans, programs or arrangements.

The Severance Agreement generally defines “Good Reason” as a termination by the executive after a reduction of more than 10% in the Executive’s annual total direct compensation (the sum of the executive’s annual base salary, annual target award under the MICP, and grant date value of an annual equity award under our Incentive Stock Plan) as in effect on the date of the Severance Agreement or as such compensation may be increased from time to time, except to the extent of across-the-board reductions affecting all of our similarly situated officers.

The foregoing description of the Severance Agreements is qualified in its entirety by reference to the actual terms included in the form of those documents, copies of which are attached as Exhibits 99.1 and 99.2 hereto and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Form of Severance Agreement executed by Mr. Winterlich and Ms. Lehman.

99.2	Form of Severance Agreement executed by Messrs. Canario and Swords.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

October 6, 2017

/s/ Gail E. Lehman
Gail E. Lehman
Executive Vice President

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